Exhibit 99.1

HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS AND
DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. February 3, 2015. Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), the holding company for Hampden Bank (the “Bank”), announced earnings for the three and six months ended December 31, 2014.

Six Months Ended December 31, 2014

Net income was $1.3 million, or $0.25 per fully diluted share, for the six months ended December 31, 2014 compared to net income of $2.2 million, or $0.41 per fully diluted share, for the same period in 2013. The primary reason for the decrease in net income for the six months ended December 31, 2014 compared to 2013 was due to merger related expenses. On November 3, 2014, the Company and Berkshire Hills Bancorp, Inc. (“Berkshire Hills”), the parent company of Berkshire Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Berkshire Hills. Concurrent with the merger, it is expected that Hampden Bank will merge with and into Berkshire Bank. The expenses associated with this merger totaled $695,000 for the six months ended December 31, 2014. In addition to the merger activities, the Company had a contested shareholder meeting in November 2014 as well as November 2013. The expenses associated with the contested shareholder meeting in 2014 were $371,000 compared to $410,000 in 2013. Net income would have been $2.2 million, or $0.40 per fully diluted share, for the six months ended December 31, 2014 without merger and contested shareholder meeting expenses. Net income would have been $2.5 million, or $0.46 per fully diluted share, for the six months ended December 31, 2013 without the contested shareholder meeting expenses.

Net interest income increased by $551,000, or 5.5%, for the six months ended December 31, 2014 compared to the six months ended December 31, 2013. Interest and dividend income increased $524,000, or 4.2%, for the six months ended December 31, 2014 compared to the same period last year mainly due to a $498,000 increase in loan interest and fee income. For the six months ended December 31, 2014, interest expense decreased by $28,000, or 1.1%, compared to the six months ended December 31, 2013. A decrease in deposit interest expense of $89,000 was partially offset by an increase in borrowing interest expense of $61,000 for the six months ended December 31, 2014 compared to the same period in 2013. The net interest margin increased to 3.13% for the six months ended December 31, 2014 compared to 3.11% for the six months ended December 31, 2013.

The provision for loan losses decreased $100,000 for the six months ended December 31, 2014 compared to the same period in 2013. In December 2014 the Company credited to the allowance for loan losses a $601,000 recovery for a commercial loan that was charged-off in 2010. Total recoveries in the six months ended December 31, 2014 of $651,000 were offset by charge-offs of $658,000.

For the six months ended December 31, 2014, total non-interest income decreased $188,000, or 9.4%, compared to the six months ended December 31, 2013. This decrease was primarily due to a $175,000, or 40.1%, decrease in other non-interest income which was mainly due to a $76,000 decrease in the fair value of mortgage servicing rights and a $57,000 decrease in OREO rental income due to the sale of an OREO property. Offsetting these decreases was a $34,000 increase in the gain on the sale of loans for the six months ended December 31, 2014 compared to the same period in 2013.

Non-interest expense increased $1.6 million, or 19.2%, for the six months ended December 31, 2014 compared to the six months ended December 31, 2013. The Company had an $868,000 increase in professional fees for the six months ended December 31, 2014 compared to the same period in 2013 mainly due to merger related expenses of $695,000 and an increase in other legal and professional fees of $125,000. Professional fees included expenses associated with the contested shareholder meeting of $371,000 in 2014 compared to $410,000 in 2013. There was a $469,000, or 10.4%, increase in salaries and employee benefits due to an increase in the number of employees and a $116,000, or 28.0%, increase in data processing expenses for the six months ended December 31, 2014 compared to the same period in 2013.

The Company’s combined federal and state effective tax rate increased to 43.1% for the six months ended December 31, 2014 compared to 36.1% for the same period in 2013. The reason for the increase in the effective tax rate was due to $493,000 of non-deductible merger expenses incurred by the Company in the six months ended December 31, 2014.

Three Months Ended December 31, 2014

Net income for the three months ended December 31, 2014 was $170,000, or $0.03 per fully diluted share, as compared to $1.0 million, or $0.19 per fully diluted share, for the same period in 2013. The primary reason for the decrease in net income for the three months ended December 31, 2014 compared to 2013 was due to merger related expenses mentioned above. Expenses associated with this merger totaled $695,000 for the three months ended December 31, 2014. The Company also recognized expenses associated with the contested shareholder meeting in of $340,000 for the three months ended December 31, 2014 compared to $408,000 for the three months ended December 31, 2013. Net income would have been $1.0 million, or $0.19 per fully diluted share, for the three months ended December 31, 2014 without merger and contested shareholder meeting expenses. Net income would have been $1.3 million, or $0.24 per fully diluted share, for the three months ended December 31, 2013 without contested shareholder meeting expenses.

Net interest income increased by $108,000, or 2.1%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013. Interest and dividend income increased $58,000, or 0.9%, for the three months ended December 31, 2014 compared to the same period in 2013 due to an $82,000 increase in loan interest income which was partially offset by a $24,000 decrease in investment income. For the three months ended December 31, 2014, interest expense decreased by $49,000, or 3.7%, compared to the three months ended December 31, 2013. There was a decrease in deposit interest expense of $19,000 as well as a decrease in borrowing interest expense of $30,000 for the three months ended December 31, 2014 compared to the same period in 2013. The net interest margin was 3.09% for the three months ended December 31, 2014 compared to 3.11% for the three months ended December 31, 2013.

The provision for loan losses decreased $150,000 for the three months ended December 31, 2014 compared to the same period in 2013. In December 2014 the Company credited to the allowance for loan losses a $601,000 recovery for a commercial loan that was charged-off in 2010. Total recoveries in the three months ended December 31, 2014 of $617,000 were partially offset by charge-offs of $592,000.

For the three months ended December 31, 2014, total non-interest income decreased $55,000, or 6.0%, compared to the three months ended December 31, 2013. This decrease was primarily due to a $38,000, or 31.1%, decrease in other non-interest income which was mainly due to a $31,000 decrease in OREO rental income due to the sale of an OREO property. There was also a $15,000 decrease in customer service fees for the three months ended December 31, 2014 compared to the same period in 2013.

 Non-interest expense increased $1.3 million, or 29.9%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013. The Company had an $872,000 increase in professional fees for the three months ended December 31, 2014 compared to the same period in 2013 mainly due to merger related expenses of $695,000 and an increase in other legal and professional fees of $133,000. Professional fees included contested shareholder meeting expenses of $371,000 for the three months ended December 31, 2014 and $408,000 for the three months ended December 31, 2013. There was a $207,000, or 9.1%, increase in salaries and employee benefits due to an increase in the number of employees and a $43,000, or 2.0%, increase in data processing expenses for the three months ended December 31, 2014 compared to the same period in 2013.

The Company’s combined federal and state effective tax rate increased to 67.9% for the three months ended December 31, 2014 compared to 36.1% for the same period in 2013. The reason for the increase in the effective tax rate was due to $493,000 of non-deductible merger expenses incurred by the Company in the three months ended December 31, 2014.

Overview

Glenn S. Welch, President and CEO stated, "Since taking over as President and CEO of Hampden Bank in January 2013, I have had the pleasure of providing our shareholders with quarterly updates which demonstrated our continued progress with strong balance sheet growth, improving profitability and increased earnings per share. Our employees worked very hard to deliver those results for you. Despite the ever improving trends, in consultation with management and professional consultants; the board determined that the transaction allowed us to maximize shareholder value. Therefore on November 3, 2014, we announced our intended merger into Berkshire Hills Bancorp.

We are delighted to be joining the Berkshire franchise. Our two banks share rich histories, consistent core values and a strong commitment to customers and communities. I’m proud of our 162 years of serving customers in our market and believe the combination created by our two companies will benefit our employees, clients, communities and shareholders.”

Balance Sheet

The Company’s total assets increased $9.6 million, or 1.4%, from $701.5 million at June 30, 2014 to $711.1 million at December 31, 2014. Cash and cash equivalents increased $11.1 million, or 87.9%, from June 30, 2014 to December 31, 2014. Net loans, including loans held for sale, increased $3.2 million, or 0.6%, to $511.1 million at December 31, 2014.

Non-performing assets totaled $5.9 million, or 0.83% of total assets, at December 31, 2014 compared to $5.5 million, or 0.78% of total assets, at June 30, 2014. Total non-performing assets included $5.4 million of non-performing loans and $502,000 of other real estate owned. From June 30, 2014 to December 31, 2014, residential mortgage non-performing loans increased $88,000; commercial non-performing loans increased $612,000; and consumer, including home equity and manufactured homes, non-performing loans have increased $9,000. As of December 31, 2014, commercial real estate non-performing loans have decreased $434,000. Impaired loans decreased to $9.3 million at December 31, 2014 compared to $9.8 million at June 30, 2014. Of the $9.3 million in impaired loans, $3.9 million, or 41.7%, are current with all payment terms. The Company has established $84,000 in specific reserves for impaired loans. The allowance for loan losses to total loans was 1.13% and the allowance for loan losses to non-performing loans was 106.6% at December 31, 2014. Management believes the allowance is sufficient to cover estimated losses at December 31, 2014.

Total liabilities increased $11.0 million, or 1.8%, from $614.3 million at June 30, 2014 to $625.4 million at December 31, 2014. Short-term borrowings increased $8.0 million to $12.0 million at December 31, 2014 from $4.0 million at June 30, 2014. Long-term debt increased $6.4 million, or 5.6%, to $118.8 million at December 31, 2014 from $112.4 million at June 30, 2014. Deposits decreased $2.8 million, or 0.6%, to $488.9 million at December 31, 2014 from $491.7 million at June 30, 2014. NOW deposits increased $8.6 million, money market accounts decreased $276,000, savings accounts decreased $4.1 million, demand accounts decreased $1.6 million, and time deposits decreased $5.5 million.

Stockholders’ equity decreased $1.4 million, or 1.7%, to $85.7 million at December 31, 2014 from $87.2 million at June 30, 2014. During the six months ended December 31, 2014, the Company purchased 158,100 shares of Company stock for $2.7 million at an average price of $17.04 per share pursuant to the Company’s previously announced stock repurchase programs. Offsetting the increase in treasury stock was a $23,000 increase in accumulated other comprehensive income from June 30, 2014 to December 31, 2014; a $504,000 increase in retained earnings; a $519,000 increase in additional paid in capital; a $212,000 decrease in ESOP compensation and a $3,000 decrease in equity incentive plan compensation. Our ratio of capital to total assets decreased slightly to 12.1% at December 31, 2014 compared to 12.4% at June 30, 2014, and we remain well capitalized. The Company’s book value per share as of December 31, 2014 increased to $15.47 compared to $15.43 at June 30, 2014.

Dividend
The Company also announced that the Board of Directors of the Company declared a $0.08 per common share quarterly cash dividend payable on February 27, 2015, to shareholders of record at the close of business on February 13, 2015.

ABOUT HAMPDEN BANCORP, INC.
Hampden Bancorp, Inc. (NASDAQ: HBNK) is the holding company of Hampden Bank. Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

FORWARD-LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” The Company's actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, increased competitive pressure among financial service companies; changes in local, regional, national and regional economic conditions; changes in interest rates; changes in consumer spending, borrowing and savings habits; legislative and regulatory changes; adverse changes in the capital markets; the inability of key third-party providers to perform their obligations to the Company; changes in relevant accounting principles and guidelines; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), as updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the SEC, which are available through the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact
Tara G. Corthell,
413-452-5150,
tcorthell@hampdenbank.com
Chief Financial Officer and Treasurer

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At December 31,	At June 30,
	2014	2014
Selected Financial Condition Data:	(In thousands)

Total assets	$711,101	$701,497
Loans, net (1)	511,126	507,965
Securities	138,215	143,238
Deposits	488,892	491,732
Short-term borrowings	12,000	4,000
Long-term debt	118,803	112,446
Total stockholders' equity	85,722	87,159

(1) Includes loans held for sale of $1.3 million at December 31, 2014, and $330,000 at June 30, 2014.

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,486	$6,428	$13,101	$12,577
Interest expense	1,281	1,331	2,565	2,592
Net interest income	5,205	5,097	10,536	9,985
Provision for loan losses	—	150	150	250
Net interest income, after provision for loan losses	5,205	4,947	10,386	9,735
Non-interest income	753	811	1,607	1,829
Gain on sales of loans and securities, net	103	100	219	185
Non-interest expense	5,532	4,260	9,853	8,265
Income before income taxes	529	1,598	2,359	3,484
Income tax provision	359	577	1,017	1,256
Net income	$170	$1,021	$1,342	$2,228

Basic earnings per share	$0.03	$0.19	$0.26	$0.42
Basic weighted average shares outstanding	5,209,693	5,300,289	5,262,145	5,287,594

Diluted earnings per share	$0.03	$0.19	$0.25	$0.41
Diluted weighted average shares outstanding	5,343,116	5,443,078	5,392,725	5,422,530

	At or For The Three Months Ended		At or For The Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Selected Financial Highlights:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.10%	0.59%	0.38%	0.65%
Return on average equity (ratio of net income to average equity)	0.79%	4.82%	3.09%	5.29%
Average interest rate spread (2)	2.89%	2.91%	2.93%	2.91%
Net interest margin (3)	3.09%	3.11%	3.13%	3.11%
Efficiency ratio (4)	91.27%	70.91%	79.70%	68.88%
Non-interest expense to average total assets	3.11%	2.46%	2.77%	2.42%
Non-interest income to average total assets	0.48%	0.53%	0.51%	0.59%
Dividend pay-out ratio (5)	266.67%	31.58%	61.54%	29.27%

Per Share Data:
Basic earnings per share	$0.03	$0.19	$0.26	$0.42
Diluted earnings per share	$0.03	$0.19	$0.25	$0.41
Total book value per share	$15.47	$14.98	$15.47	$14.98
Market price at period end	$21.21	$16.41	$21.21	$16.41

(1)	Ratios for the three and six months ended December 31, 2014 and 2013 are annualized where applicable.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

(5)	Dividends declared per share divided by basic net income per common share.

	At December 31,	At September 30,	At June 30,
	2014	2014	2014
Asset Quality Ratios:
Non-performing loans to total loans	1.06%	1.29%	1.01%
Non-performing assets to total assets	0.83%	0.95%	0.78%
Allowance for loan losses to non-performing loans	106.61%	87.67%	109.11%
Allowance for loan losses to total loans	1.13%	1.13%	1.11%